Exhibit 4.27

HORNBECK OFFSHORE SERVICES, INC.

and

the Guarantors named herein

1.5% Convertible Senior Notes due 2019

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 12, 2019

____________________

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 12, 2019, among Hornbeck Offshore Navegacao Ltda, a Brazilian Limitada, Hornbeck Offshore Services de Mexico, S. de R.L. de C.V., a Mexican Sociedad De Responsabilidad Limitada De Capital Variable (each a “Guaranteeing Subsidiary” and together the “Guaranteeing Subsidiaries”), each an indirect wholly-owned subsidiary of Hornbeck Offshore Services, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of August 13, 2012 (the “Indenture”), providing for the issuance of 1.500% Convertible Senior Notes due 2019 (the “Securities”);
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Securities and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and
WHEREAS, pursuant to Section 3.09 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 13 thereof.
3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Guaranteeing Subsidiary (other than the Company or a Guarantor in its capacity as a stockholder of a Subsidiary), as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Securities, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of the Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
4. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

HORNBECK OFFSHORE SERVICES, INC.

By	/s/ James O. Harp, Jr.
Name:	James O. Harp, Jr.
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

ENERGY SERVICES PUERTO RICO, LLC
HORNBECK OFFSHORE SERVICES, LLC
HORNBECK OFFSHORE TRANSPORTATION, LLC
HORNBECK OFFSHORE OPERATORS, LLC
HOS-IV, LLC
HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC
HOS PORT, LLC
HORNBECK OFFSHORE INTERNATIONAL, LLC
HOI HOLDING, LLC
HOS HOLDING, LLC

By	/s/ James O. Harp, Jr.
Name:	James O. Harp, Jr.
Title:	Executive Vice President and Chief Financial Officer

HORNBECK OFFSHORE NAVEGACAO LTDA

By	/s/ Robert T. Gang
Name:	Robert T. Gang
Title:	Associate Director

HORNBECK OFFSHORE SERVICES DE MEXICO, S. DE R.L. DE C.V.

By	/s/ Samuel A. Giberga
Name:	Samuel A. Giberga
Title:	Vice President

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By	/s/ Tina D. Gonzalez
Name:	Tina D. Gonzalez
Title:	Vice President